NEWS                                 DT Industries, Inc.
BULLETIN                             1949 E. Sunshine
                                     Suite 2-300
FROM:                                Springfield, MO 65804
  FRB                                Nasdaq:  DTII

The Financial Relations Board, Inc.

For further information:


AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:

Bruce Erdel                     Karl Plath           Marnie Freitag
Vice President, Finance         General Information  Analyst Contact
417/890-0102                    312/640-6738         312/640-6768


FOR IMMEDIATE RELEASE

         DT INDUSTRIES, INC. COMPLETES ACQUISITION OF LUCAS ASSEMBLY AND TEST; STRATEGIC ACQUISITION EXPANDS DT'S MARKETS, CUSTOMER BASE


Springfield, Mo., July 29, 1997--DT Industries (Nasdaq: DTII) announced today that it has completed the acquisition of the assets of Lucas Assembly and Test Systems, a designer and manufacturer of integrated assembly and testing systems for automotive OEM's and their tier-one suppliers. The acquisition of the division of LucasVarity plc of England -- for about $49 million, subject to final balance sheet adjustments -- was funded through DT's recently renegotiated $175 million multicurrency credit facility.

The Lucas Assembly business with its two Detroit-area manufacturing facilities, in Saginaw and Livonia, Mich., and one each in Buckingham, England, and Koblenz, Germany will be operated under the name Assembly Technology & Test by new subsidiaries of DT Industries. As part of LucasVarity, the division recorded sales of about $112 million during the year ended January 31, 1997, with operating profit of about $4.4 million before nonrecurring items. For the five months ended June 30, 1997, Lucas Assembly's sales totaled about $47 million, with operating profit of about $2.3 million. The 500-employee division has net assets of about $39 million. Dollar conversions of these figures, actually recorded in British pounds, assume an exchange rate of $1.63 per pound.

Expands International Presence

"This is a very strategic fit that will complement operations in our DT Automation Group," said Stephen J. Gore, president and chief executive officer. "It brings a strong European presence in sales, service and manufacturing and provides significant cross-selling opportunities, both for the Assembly Technology & Test business and for our existing businesses."

The newly acquired division designs and manufactures integrated assembly and testing systems for fuel, engine, transmission and chassis applications. Approximately two-thirds of the division's sales are to North America and one-third to Europe.

Entry In Drive-Train Market

"In addition to boosting our international presence, this also marks our entry into the automotive drive-train market, which has solid growth potential," Gore added. "As with all our acquisitions, Lucas has market-leadership positions, a blue-chip customer base, solid engineering and technological expertise and a strong management team.

"We look forward to working with the division's leadership to build on the significant progress already made toward re-engineering the business, with a focus on enhancing internal project management systems. A primary goal is significant improvement in operating margins over the next several years.

"DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to manufacture or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.


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